                                                                   EXHIBIT 11.01

                                THE 3DO COMPANY

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FOR THE YEARS ENDED MARCH 31,
                                                              ---------------------------------
                                                               1997         1996         1995
                                                              -------     --------     --------
Net income (loss)...........................................  $13,271     $(34,668)    $(46,262)
                                                              =======     ========     ========
Weighted average number of shares outstanding: Common stock
  (1)(2)....................................................   27,662       25,456       22,697
Number of common stock equivalents as a result of stock
  options outstanding.......................................    1,441           --           --
                                                              -------     --------     --------
Total.......................................................   29,103
                                                              =======     ========     ========
Net income (loss) per common share..........................  $  0.46     $  (1.36)    $  (2.04)
                                                              =======     ========     ========

---------------

(1) This schedule should be read in conjunction with Note A, "Summary of the Company and Significant Accounting Policies. Net Income (Loss) Per Share" in the Notes to Consolidated Financial Statements.

(2) The computation for net income (loss) per share for the years ended March 31, 1997, 1996 and 1995, includes 23,264 shares, 90,090 shares and 490,090 shares, respectively, of common stock to be issued under the stock incentive program, described in Note J in the Notes to Consolidated Financial Statements.